                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                          Costco Wholesale Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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

                                 [COSTCO LOGO]

                                 999 LAKE DRIVE
                           ISSAQUAH, WASHINGTON 98027

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

     Notice is given that the Annual Meeting of the shareholders of Costco Wholesale Corporation (the "Company") will be held at the Doubletree Hotel Bellevue, Evergreen Ballroom, 300 112th Ave. SE, Bellevue, Washington 98004 on Thursday, January 25, 2001 at 10:00 a.m. for the following purposes:

  1. To elect four Class II directors to hold office until the 2004 Annual Meeting of Shareholders and until their successors are elected and qualified.

  2. To consider and ratify the selection of the Company's independent auditors.

  3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on December 8, 2000 are entitled to notice of, and to vote at, the meeting.

     All shareholders are requested to be present in person or by proxy. For the convenience of those shareholders who do not expect to attend the meeting in person and desire to have their shares voted, a form of proxy and an envelope, for which no postage is required, are enclosed. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

     Please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose, whether or not you plan to attend the meeting. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

                                          By Order of the Board of Directors,

                                          /s/ JOEL BENOLIEL
                                          --------------------------------------
                                          Joel Benoliel
                                          Secretary

December 11, 2000

                                 [COSTCO LOGO]
                            ------------------------

                                PROXY STATEMENT
                 FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

                                JANUARY 25, 2001
                            ------------------------

                      SOLICITATION AND REVOCATION OF PROXY

     Proxies in the form enclosed are solicited by the Board of Directors of Costco Wholesale Corporation (the "Company") to be voted at the annual meeting of shareholders to be held on January 25, 2001, or any adjournments (the "Annual Meeting"). The individuals named as proxies are Jeffrey H. Brotman and James D. Sinegal. The accompanying notice of meeting, this Proxy Statement and the form of proxy are being first sent to shareholders on or about December 13, 2000.

All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. In the absence of voting instructions, the shares will be voted for:

     - the nominees for director listed in these materials and on the proxy; and

     - the ratification of the Company's independent auditors.

     A shareholder giving a proxy has the power to revoke it any time before it is voted by providing written notice to the Secretary of the Company, by delivering a later dated proxy or by voting in person at the Annual Meeting.

     Only shareholders of record at the close of business on December 8, 2000 (the "Record Date") will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 448,098,396 shares of common stock, par value $.005 per share (the "Common Stock"), outstanding, which represent all of the voting securities of the Company. Each share of Common Stock is entitled to one vote. Shareholders do not have cumulative voting rights in the election of directors.

     A majority of the Common Stock entitled to vote at the Annual Meeting, present either in person or by proxy, will constitute a quorum. Other than proposals relating to the election of directors, the affirmative vote of at least a majority of the Common Stock present at the Annual Meeting, either in person or by proxy, is required to approve each proposal. With respect to the election of directors, the four directors receiving the highest number of votes will be elected to the Board of Directors. Shareholders who abstain from voting on any or all proposals will be included in the number of shareholders present at the meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be included in the vote totals and will not affect the outcome of the vote.

     In addition to mailing this material to shareholders, the Company has asked banks and brokers to forward copies to persons for whom they hold stock of the Company and request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact. All proxy soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting. The Company may employ an outside entity to assist in the solicitation process, but no arrangement has been finalized for such solicitation.

                             PRINCIPAL SHAREHOLDERS

     As of November 30, 2000, the Company was not aware of any person owning more than 5% of the outstanding shares of the Common Stock of the Company. This is based solely on the statements on filings with the Securities and Exchange Commission (the "SEC") or other reliable information.

     The following table sets forth the shares of the Common Stock owned by each director of the Company, each nominee for election as a director of the Company and all directors and executive officers as a group on November 30, 2000.

                                                                    SHARES
                                                                 BENEFICIALLY
                  NAME OF BENEFICIAL OWNER                          OWNED          PERCENT
                  ------------------------                    ------------------   -------
     James D. Sinegal.......................................     5,054,511 (1)       1.1%
     Jeffrey H. Brotman.....................................     4,735,525 (2)       1.1%
     Richard D. DiCerchio...................................       386,684 (3)         *
     Richard A. Galanti.....................................       449,616 (4)         *
     Benjamin S. Carson, Sr., M.D...........................        28,000 (5)         *
     Hamilton E. James......................................       130,620 (6)         *
     Richard M. Libenson....................................       230,912 (7)         *
     John W. Meisenbach.....................................       370,500 (8)         *
     Charles T. Munger......................................       211,768 (9)         *
     Frederick O. Paulsell, Jr. ............................        78,500(10)         *
     Jill A. Ruckelshaus....................................        78,000(11)         *
     All directors and executive officers as a group (17
       persons).............................................    12,286,310(12)       2.8%

------------
  *  Less than 1%.

 (1) Includes 838,000 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 2000.

 (2) Includes 3,816,703 shares held by a trust of which Mr. Brotman is a principal beneficiary. Mr. Brotman disclaims any beneficial ownership of such shares. Also includes 20 shares owned by a trust for the benefit of Mr. Brotman's son. Also includes 829,166 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 2000.

 (3) Includes 76,002 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 2000.

 (4) Includes 318,500 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 2000.

 (5) Includes 28,000 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 2000.

 (6) Includes 105,000 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 2000.

 (7) Includes 163,632 shares held by a trust of which Mr. Libenson is a co-trustee and beneficiary. Includes 28,000 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 2000.

 (8) Includes 150,000 shares held by a trust of which Mr. Meisenbach is the principal beneficiary, of which he may be deemed to be beneficial owner, and 220,500 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 2000.

 (9) Includes 60,000 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 2000.

(10) Includes 44,000 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 2000.

(11) Includes 76,000 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 2000.

(12) Includes 3,095,142 shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 2000.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     The Board is divided into three classes. Directors are elected, by class, for three-year terms. Successors to the class of directors whose term expires at any annual meeting are elected for three-year terms. Each of Benjamin S. Carson, Sr., M.D., Hamilton E. James, Frederick O. Paulsell, Jr. and Jill S. Ruckelshaus is nominated as a member of Class II, to serve for a three-year term until the annual meeting of shareholders in 2004 and until his or her successor is elected and qualified.

     Each of the nominees has indicated that he or she is willing and able to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The proxies being solicited will be voted for no more than four nominees at the Annual Meeting. Each director will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Shareholders do not have cumulative voting rights in the election of directors.

DIRECTORS

     The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.

                                                                                      EXPIRATION OF TERM
               NAME                    CURRENT POSITION WITH THE COMPANY(1)     AGE      AS DIRECTOR
               ----                    ------------------------------------     ---   ------------------
James D. Sinegal                    President, Chief Executive Officer and      64           2003
                                    Director
Jeffrey H. Brotman                  Chairman of the Board of Directors          58           2003
Richard D. DiCerchio                Senior Executive Vice President and         57           2002
                                    Director
Richard A. Galanti                  Executive Vice President, Chief Financial   44           2003
                                    Officer and Director
Benjamin S. Carson, Sr., M.D.       Director                                    49           2001
Hamilton E. James                   Director                                    49           2001
Richard M. Libenson                 Director                                    58           2002
John W. Meisenbach                  Director                                    64           2002
Charles T. Munger                   Director                                    76           2002
Frederick O. Paulsell, Jr.          Director                                    61           2001
Jill A. Ruckelshaus                 Director                                    63           2001

------------
(1) For a description of certain committees of the Board and the members of such committees, see "Committees of the Board" below.

     James D. Sinegal has been President, Chief Executive Officer and a director of the Company since October 1993 upon consummation of the merger of Costco Wholesale Corporation ("Costco") and The Price Company (the "Merger"). From its inception until 1993, he was President and Chief Operating Officer of Costco and served as Chief Executive Officer from August 1988 until October 1993. Mr. Sinegal was a co-founder of Costco and has been a director since its inception.

     Jeffrey H. Brotman is a native of the Pacific Northwest and is a 1967 graduate of the University of Washington Law School. Mr. Brotman was a founder and Chairman of the Board of Costco from its inception. In October 1993, upon the consummation of the Merger, Mr. Brotman became the Vice Chairman of the Company and has served as Chairman since December 1994.

     Richard D. DiCerchio has been Senior Executive Vice President of the Company since 1997. He is Chief Operating Officer--Merchandising, Distribution and Construction, and has been a director of the Company since October 1993. Until mid-August 1994, he also served as Executive Vice President, Chief Operating Officer-Northern Division. He was appointed Chief Operating Officer-Western Region of Costco in August 1992 and was appointed Executive Vice President and director of Costco in April 1986. From June 1985 to April 1986, he was Senior Vice President, Merchandising of Costco. He joined Costco as Vice President, Operations in May 1983.

     Richard A. Galanti has been a director of the Company since January 1995, and Executive Vice President and Chief Financial Officer of the Company since October 1993. He was Senior Vice President, Chief Financial Officer and Treasurer of Costco from January 1985 to October 1993, having joined as Vice President-Finance in March 1984. From 1978 to February 1984, Mr. Galanti was an Associate with Donaldson Lufkin & Jenrette Securities Corporation.

     Benjamin S. Carson, Sr., M.D. has been a director of the Company since May 1999. He is the Director of Pediatric Neurosurgery at Johns Hopkins University. Dr. Carson is also a director of Kellogg Company.

     Hamilton E. James has been a director of the Company since October 1993 and was a director of Costco from August 1988 to October 1993. Mr. James is a director of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"); he has been Chairman of DLJ's Banking Group since 1995 and Chairman of DLJ's Merchant Banking since 1991.

     Richard M. Libenson has been a director of the Company since October 1993. He was a director of The Price Company since its formation in 1976 until October 1993, and was an executive officer of The Price Company from 1976 until October 1989, when he retired from active involvement as an officer of The Price Company. He served as Chief Operating Officer of The Price Company from August 1986 through October 1988, and Vice Chairman of its Board from October 1988 through September 1989.

     John W. Meisenbach has been a director of the Company since October 1993 and was a director of Costco since its inception. He is President of MCM (Meisenbach Capital Management), a financial services company, which he founded in 1962. He also currently serves as a director of Expeditors International and M Financial Holdings. Mr. Meisenbach is a trustee of the Elite Fund, an investment company registered under the Investment Company Act of 1940.

     Charles T. Munger has been a director of the Company since January 1997. He is also Vice Chairman of the Board of Berkshire Hathaway Inc., Chairman of the Board of Directors of Daily Journal Corporation and Chairman of the Board of Directors of Wesco Financial Corporation.

     Frederick O. Paulsell, Jr. was a director of the Company from October 1993 until June 1994 and was elected again as a director of the Company in January 1995. He was a director of Costco since its inception. From 1973 through March 1982, he was Executive Vice President of Foster & Marshall Inc., and he was Executive Vice President of Foster & Marshall/American Express Inc. from March 1983 through June 1985. Mr. Paulsell was President of Foster, Paulsell & Baker, an investment banking firm, between 1985 and 1995. Since early 1995, Mr. Paulsell has been a Principal of Olympic Capital Partners, L.L.C., a Seattle-based investment banking firm. Mr. Paulsell serves on a number of boards of various companies and organizations including Stewart Title Holding Company and TRM Copy Centers.

     Jill A. Ruckelshaus has been a director of the Company since February 1996. Ms. Ruckelshaus serves on a number of boards and organizations, including Lincoln National Corporation.

COMMITTEES OF THE BOARD

     The Board of Directors has adopted a charter governing the duties and responsibilities of the Audit Committee. A copy of the Audit Committee charter is included in this proxy statement as Appendix A. Pursuant to the charter, the function of the Audit Committee is:

     - to provide the opportunity for direct communication between the Board of Directors and the Company's internal and external auditors;

     - to monitor the design and maintenance of the Company's system of internal accounting controls;

     - to select, evaluate and, if necessary, replace the external auditors;

     - to review the results of internal and external audits as to the reliability and integrity of financial and operating information and the systems established to monitor compliance with the Company's policies, plans and procedures and with laws and regulations; and

     - to review the relationships between the Company and the external auditors to ascertain the independence of the external auditors.

     The members of the Audit Committee are Messrs. Libenson, Meisenbach and Paulsell. The Audit Committee met four times during the 2000 fiscal year. A report of the Audit Committee is set forth below.

     Pursuant to the rules of the NASDAQ Stock Market that take effect in June 2001, the Company's Audit Committee will be required to consist of at least three independent directors. None of the current members of the Audit Committee would be deemed to be independent under the rules of the NASDAQ Stock Market. The Company intends to change the composition of the Audit Committee prior to June 2001 in order to comply with the rules of the NASDAQ Stock Market.

     The Compensation Committee's function is to review the salaries, bonuses and stock options provided to certain executive officers of the Company and oversee the overall administration of the Company's compensation and stock option program. The Compensation Committee consists of Messrs. James, Paulsell, Meisenbach and Ms. Ruckelshaus. The Compensation Committee met informally several times during fiscal year 2000.

     During the Company's last fiscal year, the Company's Board of Directors met four times. Each member of the Board attended 75% or more of the Board meetings, and each member of the Board who served on one of the above-listed committees attended at least 75% of the committee meetings.

REPORT OF THE AUDIT COMMITTEE OF COSTCO WHOLESALE CORPORATION

December 11, 2000

To the Board of Directors of Costco Wholesale Corporation:

     We have reviewed and discussed with management the Company's audited consolidated financial statements as of and for the fiscal year ended September 3, 2000.

     We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

     Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the consolidated financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 3, 2000.

                                            By /s/ FREDERICK O. PAULSELL
                                             -----------------------------------
                                             Frederick O. Paulsell
                                             Chairman

                                            By /s/ JOHN W. MEISENBACH
                                             -----------------------------------
                                             John W. Meisenbach
                                             Member

                                            By /s/ RICHARD M. LIBENSON
                                             -----------------------------------
                                             Richard M. Libenson
                                             Member

                             EXECUTIVE COMPENSATION

     The following tables and descriptive materials set forth information concerning compensation earned for services rendered to the Company by (A) the Chief Executive Officer of the Company (the "CEO"), and (B) the four other most highly compensated individuals (other than the CEO) who were serving as executive officers of the Company at the end of the 2000 fiscal year (collectively, together with the CEO, the "Named Executive Officers").

SUMMARY OF COMPENSATION

     The following table summarizes the compensation earned by the Named Executive Officers during fiscal 2000, 1999 and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                                                 COMPENSATION
                                               ANNUAL COMPENSATION                  AWARDS
                                   -------------------------------------------   ------------
                                                                  OTHER ANNUAL    SECURITIES     ALL OTHER
                                   FISCAL    SALARY               COMPENSATION    UNDERLYING    COMPENSATION
   NAME AND PRINCIPAL POSITION      YEAR       ($)       BONUS        ($)        OPTIONS/SARS      ($)(A)
   ---------------------------     ------   ---------   -------   ------------   ------------   ------------
James D. Sinegal.................   2000     356,731    175,000        0           150,000         19,335
  President and Chief               1999     350,000    200,000        0           100,000         19,045
  Executive Officer                 1998     332,692    200,000        0           100,000         17,230
Jeffrey H. Brotman...............   2000     356,731    175,000        0           150,000         17,685
  Chairman of the Board             1999     350,000    200,000        0           100,000         18,050
                                    1998     332,692    200,000        0           100,000         16,315
Richard D. DiCerchio.............   2000     407,692     95,000        0            90,000         18,185
  Senior Executive Vice             1999     375,000    100,000        0            60,000         17,915
  President                         1998     349,904    100,000        0            60,000         16,210
Richard G. Galanti...............   2000     387,308     76,000        0            75,000         17,215
  Executive Vice President          1999     350,000     80,000        0            50,000         15,580
  and CFO                           1998     324,904     80,000        0            50,000         15,545
Joseph P. Portera................   2000     382,212     72,721        0            75,000         17,400
  Executive Vice President,         1999     345,000     78,303        0            50,000         15,745
  COO-Eastern Division              1998     320,000     75,538        0            50,000         15,695
  and Canada Division

------------
(A) In fiscal year 2000, amounts shown for each Named Executive Officer include the Company's matching contributions under a deferred compensation plan of $5,000 each, matching contributions of $500 for each of Messrs. Sinegal, DiCerchio, Galanti and Portera and Company contributions of $11,200 for each Named Executive Officer under the Company's 401(k) Retirement Plan. Amounts shown for each Named Executive Officer also include premiums representing the term insurance portion under the executive life program of $2,635, $1,485, $1,485, $515 and $700, respectively, in fiscal year 2000.

GRANTS OF STOCK OPTIONS

     The following table sets forth information concerning the award of stock options to the Named Executive Officers during fiscal 2000:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                            NUMBER OF       % OF TOTAL                                     ANNUAL RATES OF STOCK
                           SECURITIES      OPTIONS/SARS                                    PRICE APPRECIATION FOR
                           UNDERLYING       GRANTED TO                                         OPTION TERM(C)
                          OPTIONS/SARS      EMPLOYEES        EXERCISE OR      EXPIRATION   ----------------------
          NAME            GRANTED(#)(A)   FISCAL YEAR(B)   BASE PRICE($/SH)      DATE        5%($)       10%($)
          ----            -------------   --------------   ----------------   ----------   ---------   ----------
James D. Sinegal........     150,000           2.0             52.5000         04/03/10    4,952,509   12,550,703
Jeffrey H. Brotman......     150,000           2.0             52.5000         04/03/10    4,952,509   12,550,703
Richard D. DiCerchio....      90,000           1.2             43.0000         03/13/10    2,433,804    6,167,774
Richard A. Galanti......      75,000           1.0             43.0000         03/13/10    2,028,170    5,139,812
Joseph P. Portera.......      75,000           1.0             43.0000         03/13/10    2,028,170    5,139,812

------------

(A) These stock options vest 20% per year for five years from the date of grant and expire ten years from the date of grant. The exercise price for these stock options equals the fair market value of the Common Stock on the date of grant.

(B) The total number of stock options granted in fiscal 2000 by the Company was 7,500,625 to approximately 668 employees.

(C) These assumed rates of appreciation are provided in order to comply with requirements of the Securities and Exchange Commission, and do not represent the Company's expectation as to the actual rate of appreciation of the Common Stock. The actual value of the options will depend on the performance of the Common Stock, and may be greater or less than the amounts shown.

EXERCISE OF STOCK OPTIONS

     The following table sets forth information concerning the exercise of stock options during fiscal 2000 by each of the Named Executive Officers and the fiscal year-end value of unexercised options.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED
                                                                    OPTIONS/SARS AT       IN-THE-MONEY OPTIONS/
                                                                       FY-END(#)            SARS AT FY-END($)
                                                                 ----------------------   ---------------------
                              SHARES ACQUIRED   VALUE REALIZED        EXERCISABLE/            EXERCISABLE/
            NAME              ON EXERCISE(#)        ($)(A)           UNEXERCISABLE            UNEXERCISABLE
            ----              ---------------   --------------   ----------------------   ---------------------
James D. Sinegal............      19,400            348,595         778,000/630,000       17,046,734/5,687,500
Jeffrey H. Brotman..........      19,400            348,595         769,166/630,000       16,821,651/5,687,500
Richard D. DiCerchio........      96,000          4,228,405         124,002/338,000        1,812,236/2,801,500
Richard A. Galanti..........      42,000          1,603,606         306,500/287,000        6,590,154/2,477,250
Joseph P. Portera...........      94,970          2,958,005               0/287,000                0/2,477,250

------------
(A) Market value of underlying securities at the exercise date, minus the exercise price of such options.

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company earns $30,000 per year for serving on the Board and $1,000 for each Board meeting and $500 for each committee meeting attended. In addition, non-employee directors receive an annual grant of options to purchase 12,000 shares of common stock, and are reimbursed for travel expenses incurred in connection with the performance of their duties as directors.

     Richard M. Libenson has been engaged as a consultant to the Company. For such services, a corporation owned by Mr. Libenson was paid $200,000 during fiscal 2000. In addition, the Company paid premiums in the amount of $1,325 during fiscal 2000 for term life insurance for the benefit of Mr. Libenson under a split-dollar endorsement plan and premiums on long-term disability insurance in the amount of $3,681.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee during fiscal 2000 were John W. Meisenbach, Hamilton E. James, Frederick O. Paulsell, Jr. and Jill Ruckelshaus.

     John W. Meisenbach is a principal shareholder of MCM (Meisenbach Capital Management). MCM provided consulting and brokerage services in managing the Company's employee benefit and member insurance programs. Employee medical, life and disability benefits, together with member health, auto and homeowner insurance premiums, totaled over $185 million. For these services, MCM received total compensation from third party insurers of $1,608,925 in FY 2000.

     Frederick O. Paulsell, Jr. is majority owner of a company that received payments from the Company in fiscal 2000 of $1,446,442 for merchandise sold to the Company for resale.

REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors of the Company (the "Committee") determined and administered the compensation of the Company's executive officers during fiscal 2000.

     Compensation Philosophy. The Committee endeavored to ensure that the compensation programs for executive officers of the Company during fiscal 2000 were effective in attracting and retaining key executives responsible for the success of the Company and in promoting its long-term interests and those of its shareholders. The Committee sought to align total compensation for senior management with corporate performance and the interests of the shareholders. The Committee placed emphasis on variable, performance-based components, such as stock option awards and bonuses, the value of which could increase or decrease to reflect changes in corporate and individual performances. These short-term and long-term incentive compensation programs were intended to reinforce management's commitment to enhancement of profitability and shareholder value.

     The Committee took into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the Company's executive officers during fiscal 2000. While the Committee considered such corporate performance measures as net income, earnings per common share, stock price performance, comparable warehouse sales, margins and rate of revenue increase, the Committee did not apply any specific quantitative formula in making compensation decisions. The Committee also recognized qualitative factors, such as the ability to meet annual corporate growth and profits goals, demonstrated leadership ability and enhancement of customer franchise.

     Base salaries for the executive officers were established at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position and the salaries paid to comparable officers by companies which are competitors of the Company. Salaries are reviewed periodically and adjusted as warranted to reflect sustained individual officer performance. The Committee focused primarily on total annual compensation, including incentive awards, rather than base salary alone, as the appropriate measure of executive officer performance and contribution. The Committee believes that it has established relatively low cash compensation levels in favor of equity-linked incentive programs.

     From time to time, executive officers have been eligible to receive incentive compensation awards under the Company's annual bonus plan and stock option plan, based upon corporate and individual performance. In approving grants and awards under the bonus plan and the option plan, the Committee considered the quantitative and qualitative factors and industry comparisons outlined above. The factors taken into account in determining awards under the bonus plan were the corporate performance measures described above.

     In general, awards under the option plan are approved at various times throughout the year. The number of options previously awarded to and held by executive officers was reviewed but was not a determinative factor in the size of 2000 option grants.

     In general, compensation payments in excess of $1 million to any of the Named Executive Officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). However, certain performance-based compensation is not subject to such limitation. The Company's stock option plan currently qualifies for such performance-based exception.

     Chief Executive Officer Compensation. In evaluating the compensation of James D. Sinegal, President and Chief Executive Officer of the Company for fiscal 2000, the Committee placed emphasis on Mr. Sinegal's superior leadership in managing the business, as well as the Company's financial and operating performance.

     The Committee noted that, despite the competitive environment which prevailed for retailers throughout fiscal 2000 (a 53-week fiscal year), the Company's total sales were $31.62 billion, an increase of 17% from the prior 52-week fiscal year, and comparable warehouse sales for the 2000 fiscal year increased by approximately 11% over the comparable 53-week period of fiscal 1999. Net income for fiscal 2000 increased 59% to $631.4 million from $397.3 million during fiscal year 1999. Net income for fiscal 1999 was impacted by both a $50 million fourth quarter provision for impaired assets and warehouse closing costs, as well as a one-time $118.0 million non-cash, after-tax charge recorded in the first quarter of fiscal 1999, reflecting the cumulative effect of the Company's change in accounting for membership fees from a cash to a deferred method. Before the impact of these two charges, net earnings in fiscal 1999 totaled $545.3 million and would have resulted in a 16% increase in net income in fiscal 2000 compared to fiscal 1999.

                                          Compensation Committee
                                          Hamilton E. James
                                          John W. Meisenbach
                                          Frederick O. Paulsell, Jr.
                                          Jill A. Ruckelshaus

PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return (stock price appreciation plus dividends) on the Common Stock with the cumulative total return of the S&P 500 Index and the following group of peer companies (based on weighted market capitalization) selected by the Company: BJ's Wholesale Club Inc.; Home Depot, Inc.; Kmart Corporation; The Limited Ltd.; Nordstrom Inc.; Office Depot, Inc.; Staples Inc.; Target Corporation; Toys R Us Inc.; and Wal Mart Stores, Inc. The information provided is from September 4, 1995 through September 3, 2000, the end of fiscal 2000.

                        COMPARED CUMULATIVE TOTAL RETURN
                      AMONG COSTCO WHOLESALE CORPORATION,
                       S&P 500 INDEX AND PEER GROUP INDEX
                              [PERFORMANCE GRAPH]

                                                    COSTCO WHOLESALE
                                                       CORPORATION              PEER GROUP INDEX              S&P 500 INDEX
                                                    ----------------            ----------------              -------------
9/01/1995                                                100.00                      100.00                      100.00
12/29/1995                                                87.45                       92.05                      110.50
3/29/1996                                                107.53                       98.38                      116.43
6/28/1996                                                124.01                      109.36                      121.66
8/30/1996                                                113.98                      108.51                      118.73
12/31/1996                                               144.09                      100.98                      135.87
3/31/1997                                                158.42                      114.72                      139.51
6/30/1997                                                188.53                      139.60                      163.87
8/29/1997                                                206.81                      146.65                      167.00
12/31/1997                                               255.91                      165.42                      181.20
3/31/1998                                                306.81                      204.10                      206.48
6/30/1998                                                361.65                      239.70                      213.29
8/28/1998                                                304.30                      241.05                      180.51
12/31/1998                                               413.98                      309.28                      232.98
3/31/1999                                                525.09                      345.13                      244.59
6/30/1999                                                459.14                      356.81                      261.83
8/27/1999                                                441.93                      338.66                      252.40
12/31/1999                                               523.29                      486.06                      282.01
3/31/2000                                                602.86                      426.51                      298.48
6/30/2000                                                378.49                      391.05                      280.81
9/01/2000                                                405.02                      350.25                      293.59

                     ASSUMES $100 INVESTED ON SEPT. 4, 1995
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING SEPT. 3, 2000

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     John W. Meisenbach is a principal shareholder of MCM (Meisenbach Capital Management). MCM provided consulting and brokerage services in managing the Company's employee benefit and member insurance programs. Employee medical, life and disability benefits, together with member health, auto and homeowner insurance premiums, totaled over $185 million. For these services, MCM received total compensation from third party insurers of $1,608,925 in FY 2000.

     Frederick O. Paulsell, Jr. is majority owner of a company that received payments from the Company in fiscal 2000 of $1,446,442 for merchandise sold to the Company for resale.

     Richard D. DiCerchio's son and brothers-in-law were employed by the Company during fiscal year 2000 at annual salaries of $60,000, $136,500 and $64,000, respectively. Frederick O. Paulsell, Jr.'s son was employed by the Company during fiscal year 2000 at an annual salary of $74,000. James D. Sinegal's two sons and brother-in-law were employed by the Company during fiscal year 2000 at annual salaries of $180,000, $175,000, and $146,500, respectively.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under SEC rules, the Company's directors, executive officers and beneficial owners of more than 10% of the Company's equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes during fiscal 2000, such SEC filing requirements were satisfied, except that Richard D. DiCerchio filed an amended Form 5 in April, 2000 reporting two sales transactions that occurred in July, 1999. A trust of which Mr. Brotman is a principal beneficiary filed a late Form 4 reporting several transactions.

          PROPOSAL 2: INDEPENDENT PUBLIC ACCOUNTANTS AND ANNUAL REPORT

     Subject to ratification by the shareholders at the Annual Meeting, the Board of Directors of the Company has selected Arthur Andersen LLP to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 2, 2001. Arthur Andersen LLP has issued its report, included in the Company's Form 10-K, on the consolidated financial statements of the Company for the fiscal year ending September 3, 2000. Arthur Andersen LLP has served the Company in this capacity since the Merger and Costco since 1984. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

     The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of the appointment of Arthur Andersen LLP.

                                 OTHER MATTERS

     Neither the Board of Directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     In order for a shareholder proposal to be included in the proxy statement for the 2002 annual meeting of shareholders, it must be received by the Company no later than August 15, 2001. Proposals may be mailed to the Company, to the attention of the Secretary, 999 Lake Drive, Issaquah, Washington 98027.

     A shareholder who intends to present a proposal at the Company's annual meeting in 2002, other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must provide the Company notice of such intention by at least October 30, 2001, or management of the Company will have discretionary voting authority at the 2002 annual meeting with respect to any such proposal without discussion of the matter in the Company's proxy statement.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST DIRECTED TO JOEL BENOLIEL, SECRETARY.

                                            By Order of the Board of Directors,

                                            /s/ JOEL BENOLIEL
                                            ------------------------------------
                                            Joel Benoliel
                                            Secretary

                                   APPENDIX A

                        THE COSTCO WHOLESALE CORPORATION
                            AUDIT COMMITTEE CHARTER

                          REVISED AS OF MARCH 9, 2000

     The Costco Wholesale Corporation Audit Committee shall be nominated and elected by the Board of Directors every three years at an organizational meeting of the Board. The Audit Committee will be composed of from 3 to 5 non-management directors, 3 of which must be independent and possess financial expertise as described by the NASD. Other personnel shall attend the Audit Committee meetings as directed by the Chairman of the Board and CEO.

     The following shall be the major functions of the Audit Committee:

     A. Provide an opportunity for direct communication between the Board of Directors and the corporation's internal and outside auditors, thereby strengthening their independence and objectivity.

     B. Monitor the design and maintenance of a system of internal accounting controls sufficient to protect the Company.

     C. The Audit Committee shall have the authority and responsibility to select, evaluate and replace the outside auditor. The outside auditors shall be accountable to the Board of Directors and the Audit Committee of the Company.

     D. Review the results obtained from internal and outside auditors as to:

        - reliability and integrity of financial and operating information and the means used to identify, measure, classify and report such information.

        - systems established to monitor compliance with those policies, plans, procedures, laws and regulations which could have a significant impact on operations and reports, and whether the organization is in compliance.

     E. Receive annually from the outside auditors, a formal written statement delineating all relationships between the auditor and the company, consistent with Independence Standards Board Standard 1, and actively engage in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor.

     In order to carry out these major functions, the Audit Committee shall:

      1. Request that the internal and outside auditors have full and complete access to any of the Company's records, properties and personnel.

      2. Recommend to the directors, the firm to be employed by the corporation as its outside auditors and oversee the independence of the outside auditor.

      3. Consider the proposed scope of the outside auditor's work for the current year, consider any proposed non-audit functions to be performed, and review the audit plan and proposed engagement letter.

      4. Review, in consultation with the outside auditors, their report of audit, or proposed report of audit, and the accompanying management letter, if any.

      5. Consult with the outside and internal auditors (periodically, as appropriate, out of the presence of management) with regard to the adequacy of the internal accounting controls by establishing a schedule of regular audit committee meetings.

      6. Review the summaries of work performed by internal audit.

      7. Review periodically, with internal and outside auditors, the adequacy of the corporation's audit, accounting and financial personnel resources.

      8. Review with management and the outside auditors, before publication, the annual financial statements (including footnotes and any special disclosure or adjustment problems) to be included in the annual report to shareholders, the annual 10-K report to the SEC, or similar publicly filed documents, and review and/or discuss disputes (resolved or unresolved) between management and the independent auditors that arose in connection with the preparation of the financial statements.

      9. Review with the outside auditors the effect of any important new pronouncements of the accounting profession and other regulatory bodies on the corporation's accounting policies.

     10. Review and update the Audit Committee Charter annually or as circumstances dictate.

PROXY

                          COSTCO WHOLESALE CORPORATION
                   999 Lake Drive, Issaquah, Washington 98027

         PROXY FOR THE JANUARY 25, 2001 ANNUAL MEETING OF SHAREHOLDERS
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                          COSTCO WHOLESALE CORPORATION

       The undersigned shareholder of COSTCO WHOLESALE CORPORATION (the "Company") hereby appoints Jeffrey H. Brotman and James D. Sinegal, and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution to vote all of the shares of Common Stock of the Company held of record by the undersigned on December 8, 2000 at the Annual Meeting of Stockholders to be held at the Doubletree Hotel Bellevue, Evergreen Ballroom, 300 112th Ave. SE, Bellevue, Washington 98004, on Thursday, January 25, 2001 at 10:00 a.m., local time, and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement dated December 11, 2000.

       Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Shareholders. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ITEMS 1 AND 2, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

           (Continued and to be signed and dated on the reverse side and returned promptly in the enclosed envelope)

--------------------------------------------------------------------------------
                   [ARROW UP] FOLD AND DETACH HERE [ARROW UP]




                          COSTCO WHOLESALE CORPORATION



                         ANNUAL MEETING OF SHAREHOLDERS

                           Thursday, January 25, 2001
                                   10:00 a.m.
                           Doubletree Hotel Bellevue
                               Evergreen Ballroom
                               300 112th Ave. SE
                           Bellevue, Washington 98004

                                                              Please mark    [X]
                                                              your votes as
                                                              indicated in
                                                              this example

THE BOARD RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

                                               WITHHOLD
1.  Election of Class II Directors of     FOR  AUTHORITY       2. Ratification of selection of        FOR       AGAINST      ABSTAIN
    Benjamin S. Carson, Sr., M.D.,        [ ]     [ ]             independent auditors.               [ ]         [ ]          [ ]
    Hamilton E. James,
    Frederick O. Paulsell, Jr.
    and Jill S. Ruckelshaus

    (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write such nominee's name in the space provided below)

    _____________________


Signature(s) ______________________________________ Dated: ___________________

Please sign as name(s) appear on this proxy, and date this proxy. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

--------------------------------------------------------------------------------
                   [ARROW UP] FOLD AND DETACH HERE [ARROW UP]



                          COSTCO WHOLESALE CORPORATION


                         ANNUAL MEETING OF SHAREHOLDERS

                           Thursday, January 25, 2001
                                   10:00 a.m.
                           Doubletree Hotel Bellevue
                               Evergreen Ballroom
                               300 112th Ave. SE
                           Bellevue, Washington 98004